UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ISTA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

BAUSCH & LOMB INCORPORATED

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EMAIL TO PHARMA EMPLOYEES

Dear Pharma Colleagues,

By now, you may have seen Brent’s email and the press release we issued announcing our plans to combine our U.S. Pharma business with ISTA Pharmaceuticals, Inc. This is a significant milestone for our team and for Bausch + Lomb overall.

Together, Bausch + Lomb and ISTA will offer a comprehensive portfolio of medicines to meet patients’ eye-health needs. The addition of ISTA’s market leading non-steroidal, as well as allergy, glaucoma and spreading agents to our already robust portfolio of branded, generic and OTC products, will create a powerful offering for our customers. These additions will not only increase our relevance to eye care professionals (or specialists), but they will also open the door to other health care professionals, including allergists and pediatricians.

This combination further demonstrates our company’s continued commitment to bring meaningful medical advances to the many physicians and patients we serve.  Through ISTA’s impressive pipeline, as well as our own D&R initiatives, our mid-to-late stage innovations will nearly double.

While this is excellent news for our business, I know that announcements like this bring both excitement and uncertainty because of the change that will ultimately be required.  Brent and I, along with the rest of our senior leadership team, are committed to open and honest communication as we work to combine our business with ISTA. In this spirit, here’s what I can tell you today about the pre-combination process:

First, Bausch + Lomb and ISTA will continue to operate separately and independently as we proceed through a mandatory regulatory review process and approval by ISTA’s shareholders.  Until we receive regulatory approval and consummate the deal, there will be no immediate changes to our day-to-day operations.

Second, we will establish a pre-combination team, led by me, which will include leaders from both companies.  This team will work to develop an integration plan, so that we hit the ground running once the deal formally closes.  In the meantime, we’re going to put all hiring within our U.S. Pharma business, as well as hiring for administrative positions in Aliso Viejo, on-hold for the time-being. This is a necessary and important step, which will be helpful when it comes time to bring our two organizations together.

Obviously, there will be much more to come in the months ahead about this exciting combination. Should you have questions, we will do our best to provide answers as soon as they are available. Now more than ever, it’s critically important that we remain focused on maintaining our momentum and keeping our customers front and center in all that we do.

Thank you for your continued hard work, your focus and your commitment to the many physicians and patients we serve.

Regards,
Dan

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

ISTA plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction.  The Proxy Statement will contain important information about ISTA, Bausch + Lomb, the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by ISTA through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from ISTA by contacting Investor Relations at 949-789-3159 or jherbert@istavision.com.

ISTA and Bausch + Lomb and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA’s stockholders with respect to the transactions contemplated by the merger agreement.  Information regarding ISTA’s directors and executive officers is contained in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC.  As of February 24, 2012, ISTA's directors and officers beneficially owned approximately 5,481,128 shares, or 13.10%, of ISTA's common stock.  Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Bausch + Lomb and ISTA, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Bausch + Lomb or ISTA managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011.  Bausch + Lomb and ISTA disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

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